EXHIBIT 99.1

INTL FCStone Inc. Reports Fiscal 2015 First Quarter Financial Results
Record Operating Revenues of $137.5 million
Results driven by increased customer activity and market volatility

New York, NY – February 9, 2015 – INTL FCStone Inc. (the ‘Company’; NASDAQ: INTL), a diversified global financial services organization delivering financial products, advisory and execution services, today announced its financial results for the fiscal year 2015 first quarter ended December 31, 2014.
Sean M. O’Connor, CEO of INTL FCStone Inc., stated “We are very pleased to report our second consecutive quarterly record in operating revenues as well as much stronger quarterly net earnings of $9.4mm or $0.49 per share representing an annualized ROE of nearly 11%.  Our largest segment, Commercial Hedging, had a very strong quarter with revenues up 50% and segment earnings up 106% versus a year ago and up 56% from the previous quarter.  The Global Payments segment achieved a 65% increase in the number of payments, albeit with a lower average value per payment. With an increase in market volatility driving both an increase in customer volumes and spreads we continue to see an improving trend line in our results which should be enhanced with the addition of the GX Clarke business in the second quarter.”

INTL FCStone Inc. Summary Financials
Consolidated financial statements for the Company will be included in the Company’s quarterly report on Form 10-Q to be filed with the SEC. The Form 10-Q will also be made available on the Company’s website at www.intlfcstone.com.

	Three Months Ended December 31,
(Unaudited) (in millions, except share and per share amounts)	2014	2013	% Change
Operating revenues	$137.5	$112.9	22%
Transaction-based clearing expenses	29.4	25.2	17%
Introducing broker commissions	12.2	11.6	5%
Interest expense	2.7	2.7	—%
Net operating revenues	93.2	73.4	27%
Compensation and other expenses:
Compensation and benefits	56.4	46.3	22%
Communication and data services	6.7	6.2	8%
Occupancy and equipment rental	3.1	3.0	3%
Professional fees	3.3	4.3	(23)%
Travel and business development	2.8	2.8	—%
Depreciation and amortization	1.9	1.9	—%
Bad debts and impairments	—	0.3	(100)%
Other	5.4	4.7	15%
Total compensation and other expenses	79.6	69.5	15%
Income from continuing operations, before tax	13.6	3.9	249%
Income tax expense	4.2	1.5	180%
Net income from continuing operations	9.4	2.4	292%
Income from discontinued operations, net of tax	—	0.1	(100)%
Net income	$9.4	$2.5	276%
Basic earnings per share:
Net income from continuing operations	$0.50	$0.13	285%
Income from discontinued operations	—	—	—%
Net income per common share	$0.50	$0.13	285%
Diluted earnings per share:
Net income from continuing operations	$0.49	$0.12	308%
Income from discontinued operations	—	—	—%
Net income per common share	$0.49	$0.12	308%

Basic weighted-average number of common shares outstanding	18,515,528	18,657,678	(1)%
Diluted weighted-average number of common shares outstanding	18,762,029	19,358,442	(3)%

The following table reflects operating revenues by segment for the periods indicated.

	Three Months Ended December 31,
(In millions)	2014	2013	% Change
Segment operating revenues represented by:
Commercial Hedging	$68.4	$45.6	50%
Global Payments	15.2	13.6	12%
Securities	17.2	21.4	(20)%
Physical Commodities	6.5	5.2	25%
Clearing and Execution Services	31.2	27.5	13%
Corporate unallocated	(1.0)	(0.4)	150%
Operating revenues	$137.5	$112.9	22%
The following table reflects segment income by segment for the periods indicated.

	Three Months Ended December 31,
(in millions)	2014	2013	% Change
Segment income represented by:
Commercial Hedging	$24.9	$12.1	106%
Global Payments	8.2	7.0	17%
Securities	1.7	7.2	(76)%
Physical Commodities	2.5	1.8	39%
Clearing and Execution Services	3.6	1.3	177%
Total segment income	40.9	29.4	39%
Reconciliation of segment income to income from continuing operations, before tax:
Segment income	40.9	29.4	39%
Costs not allocated to operating segments	27.3	25.5	7%
Income from continuing operations, before tax	$13.6	$3.9	249%
The following table reflects a breakout of total non-interest expenses by variable and non-variable components, which is used by management in evaluating our non-interest expenses, for the periods indicated.

	Three Months Ended December 31,
(in millions)	2014	2013	% Change
Variable compensation and benefits	$29.6	$20.4	45%
Transaction-based clearing expenses	29.4	25.2	17%
Introducing broker commissions	12.2	11.6	5%
Total variable expenses	71.2	57.2	24%
Fixed compensation and benefits	26.8	25.9	3%
Other fixed expenses	23.2	22.9	1%
Bad debts and impairments	—	0.3	(100)%
Total non-variable expenses	50.0	49.1	2%
Total non-interest expenses	$121.2	$106.3	14%

The following table reflects key operating metrics used by management in evaluating our product lines, for the periods indicated.

	Three Months Ended December 31,
	2014	% Change	2013
Volumes and Other Data:
Exchange-traded volume (contracts, 000’s)	25,176.4	5%	23,874.6
OTC volume (contracts, 000’s)	290.2	2%	285.4
Global payments (# of payments, 000’s)	68.7	65%	41.6
Gold equivalent ounces traded (000’s)	33,420.3	71%	19,560.6
Equity market-making (gross dollar volume, millions)	$24,134.0	34%	$18,002.7
Foreign exchange prime brokerage volume (U.S. notional, millions)	$115,901.7	48%	$78,413.9
Average assets under management (U.S. dollar, millions)	$598.6	12%	$536.5
Average customer segregated equity (millions)	$2,064.1	21%	$1,701.8
The following table below provides a summary of asset, liability, and stockholders' equity information for the periods indicated:

(in millions)	December 31, 2014	September 30, 2014
Summary asset information:
Cash and cash equivalents	$278.2	$231.3
Cash, securities and other assets segregated under federal and other regulations	$647.4	$448.0
Deposits and receivables from:
Exchange-clearing organizations	$1,575.4	$1,731.4
Broker-dealers, clearing organizations and counterparties	$132.4	$123.0
Receivables and notes receivable from customers, net	$138.8	$120.8
Financial instruments owned, at fair value	$159.9	$197.9
Physical commodities inventory	$45.1	$40.0
Goodwill and intangible assets, net	$57.6	$58.0
Other	$92.4	$89.3

Summary liability and stockholders' equity information:
Payables to customers	$2,325.5	$2,228.7
Payables to lenders under loans and senior unsecured notes	$94.6	$68.0
Accounts payable and other accrued liabilities	$90.8	$114.1
Financial instruments sold, not yet purchased, at fair value	$227.0	$264.0
Other	$34.3	$19.5
Stockholders' equity	$355.0	$345.4
Segment Results

Commercial Hedging
In our Commercial Hedging segment we provide risk management consulting services in which we assist our customers in the execution of their hedging strategies through a wide range of products from listed exchange-traded futures and options, to basic OTC instruments that offer greater flexibility and structured OTC products designed for customized solutions. These services span virtually all traded commodity markets, with the largest concentrations in agricultural and energy commodities (consisting primarily of grains, energy and renewable fuels, coffee, sugar, cotton, and food service) and base metals products listed on the LME.
Operating revenues increased 50% to $68.4 million in the first quarter compared to $45.6 million in the prior year. Exchange-traded revenues increased 30%, to $32.8 million in the first quarter, driven by a 28% increase in exchange-traded contract volume. Agricultural commodity exchange-traded revenues increased 19%, benefiting from improved customer activity in domestic grain markets and increased market volatility. LME metals operating revenues increased as a result of strong growth in Chinese customer volumes, new client on-boarding, partially a result of competitors scaling back their operations and increased market volatility which led to growth in Europe, Americas and Asian revenues.

Over-the-counter (“OTC”) revenues increased 89%, to $29.9 million in the first quarter, with both agricultural as well as energy and renewable fuels revenues nearly doubling as compared to the prior year. This strong growth in OTC revenues, despite a modest 2% increase in OTC volumes was driven by an increase in the average rate per contract as a result of a volatility driven increase in spreads as well as an increase in the number of structured products traded.
Consulting and management fees increased slightly compared to the prior year as a result of an increase in the number of customers utilizing our advisory services and interest income, which remains constrained by low short-term interest rates, increased 89%, to 1.7 million compared to the prior year, driven by a 21% increase in average customer equity as well as the implementation of an interest rate management program resulting in an extension of the duration of our US Treasury investments.
Segment income increased to $24.9 million in the first quarter compared to $12.1 million in the prior year. Variable expenses expressed as a percentage of operating revenues decreased to 40% compared to 41%.
Global Payments
Our Global Payments segment provides global payment solutions to banks and commercial businesses as well as charities, non-governmental organizations (“NGOs”) and government organizations.
Operating revenues increased 12% to $15.2 million in the first quarter compared to $13.6 million in the prior year. This operating revenue growth was driven by a 65% increase in the volume of payments made as we continued to benefit from an increase in financial institutions and other customers utilizing our electronic transaction order system. The increase in volumes from financial institutions resulted in a lower average size of payment made, driving a 32% decrease in the average revenue per trade.
Segment income increased 17% to $8.2 million in the first quarter compared to $7.0 million in the prior year. This increase was primarily driven by the increase in operating revenues during the first quarter partially offset by a modest increase in non-variable expenses. Variable expenses expressed as a percentage of operating revenues decreased to 29% compared to 32%, primarily as a result of a decrease in introducing broker commission expense.
Securities
In our Securities segment we provide value-added solutions that facilitate cross border trading in the equity markets as well as provide a full range of corporate finance advisory services to our middle market clients, including capital market solutions and a wide range of advisory services across a broad spectrum of industries. In addition, we also originate structure and place a wide array of debt instruments in the international and domestic capital markets as well as operate an asset management business in Argentina.
Operating revenues decreased 20% to $17.2 million in the first quarter compared to $21.4 million in the prior year. Operating revenues in our Securities segment are driven by activities in four product lines, equity market-making, debt trading, investment banking and asset management. Operating revenues in the equity market-making product line increased 23% in the first quarter compared to the prior year driven by a 34% increase in gross dollar volume as a result of improved market conditions which resulted in increased customer volumes. Equity market-making operating revenues include the trading profits we earn before the related expense deduction for ADR conversion fees. These ADR fees are included in the consolidated income statements as ‘transaction-based clearing expenses’.
Operating revenues in the debt trading product line decreased to ($0.4) million in the first quarter compared to $4.0 million in the prior year, as a result of difficult market conditions in Argentina in the first quarter compared to relatively stronger performance in that region in the prior year. The operating revenues in the investment banking product line declined 50% in the first quarter to $1.7 million, while asset management product line operating revenues decreased 11% in the first quarter compared to the prior year as lower performance driven by market conditions more than offset increased fees earned on assets under management. Average assets under management were $598.6 million in the first quarter compared to $536.5 million in the prior year.
Segment income decreased 76% to $1.7 million in the first quarter compared to $7.2 million in the prior year, primarily as a result of the decrease in operating revenues. Variable expenses, excluding interest, expressed as a percentage of operating revenues increased to 57% in the first quarter compared to 42% in the prior year driven by an increase in transaction-based clearing fees and variable direct compensation and benefits due to the mix of operating revenues.
Physical Commodities
In our Physical Commodities segment we provide a full range of trading and hedging capabilities to select producers, consumers and investors in precious metals, provide financing to commercial commodity-related companies against physical inventories, including grain, lumber, meats, energy products and renewable fuels and act as a principal to facilitate inputs to the renewable fuels and feed ingredient industries.

Operating revenues increased 25% to $6.5 million for the first quarter compared to $5.2 million in the prior year. Precious metals operating revenues increased 3% to $3.5 million in the first quarter compared to $3.4 million in the prior year. Operating revenues increased from the prior year period as a result of a 71% increase in the number of ounces traded mostly offset by a decline in the average revenue per ounce traded.
Operating revenues in our physical agricultural and energy commodity business increased 67% to $3.0 million in the first quarter compared to the prior year. The increase in operating revenues is primarily due to strong growth in the feed ingredients business which was partially offset by a decrease in revenues related to the sourcing of inputs to the renewable fuels industry.
Segment income increased 39% to $2.5 million in the first quarter compared to $1.8 million in the prior year, primarily as a result of the increase in operating revenues.
Clearing and Executions Services
Our Clearing and Execution Services (CES) segment provides competitive and efficient clearing and execution of exchange-traded futures and options for the institutional and professional trader market segments and provides prime brokerage foreign exchange services to financial institutions and professional traders. Operating revenues increased 13% to $31.2 million in the first quarter compared to $27.5 million in the prior year.
Commission and clearing fee revenues increased to $24.8 million in the first quarter compared to $23.1 million in the prior year as a result of a 1% increase in exchange-traded volumes and an improvement in our average rate per contract as compared to the prior year period. Interest income increased 167% to $0.8 million in the first quarter as a result of the implementation of an interest rate management program resulting in an extension of the duration of our US Treasury investments as well as a result of a 22% increase in average customer segregated equity to $1.1 billion.
Operating revenues in our customer prime brokerage product line, reflected on the “trading gains, net” line increased 41% to $5.2 million in the first quarter compared to $3.7 million in the prior year, as a result of a 48% increase in foreign exchange volumes as well as market volatility driving both a widening of spreads and increased performance on the arbitrage desk. Our foreign exchange arbitrage desk arbitrages the cash versus the exchange-traded markets.
Segment income increased to $3.6 million in the first quarter compared to $1.3 million in the prior year, primarily as a result of the increase in operating revenues. Variable expenses as a percentage of operating revenues were 76% in the first quarter compared to 79% in the prior year, primarily as a result of an decrease in transaction-based clearing expenses and introducing broker commissions as a percentage of operating revenues.

Conference Call & Web Cast
A conference call will be held tomorrow, Tuesday, February 10, 2015 at 9:00 a.m. ET. A live webcast of the conference call as well as additional information to review during the call will be made available in PDF form on-line on the Company’s corporate web site at http://www.intlfcstone.com. Participants can also access the call by dialing 1-844-466-4112 (within the United States and Canada), or 1-408-337-0136 (international callers) approximately ten minutes prior to the start time.
A replay of the call will be available at http://www.intlfcstone.com approximately two hours after the call has ended and will be available through February 17, 2015. To access the replay, dial 1-855-859-2056 (within the United States and Canada), or 1-404-537-3406 (international callers) and enter the replay passcode 7883 3768.
About INTL FCStone Inc.
INTL FCStone Inc., including its subsidiaries, is a leader in providing specialized financial services in commodities, securities, global payments, foreign exchange and other markets to our clients. Our revenues are derived primarily from financial products and advisory services that fulfill our clients' real needs and provide bottom-line benefits to their businesses. We create added value for our clients by providing access to global financial markets using our industry and financial expertise, deep partner and network relationships, insight and guidance, and integrity and transparency. Our client-first approach engenders trust and long-term clients, and has enabled us to establish leadership positions in a number of complex fields in financial markets around the world.
Further information on INTL is available at www.intlfcstone.com.

Forward Looking Statements
This press release includes forward-looking statements including statements regarding the combined company. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. The words “believe,” “expect,” “anticipate,” “should,” “plan,” “will,” “may,” “could,” “intend,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms and similar expressions, as they relate to INTL FCStone Inc., are intended to identify forward-looking statements.
These forward-looking statements are largely based on current expectations and projections about future events and financial trends that may affect the financial condition, results of operations, business strategy and financial needs of the company. They can be affected by inaccurate assumptions, including the risks, uncertainties and assumptions described in the filings made by INTL FCStone Inc. with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking statements in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this press release.
These forward-looking statements speak only as of the date of this press release. INTL FCStone Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements.
INTL FCStone Inc.
Investor inquiries:
Bill Dunaway, CFO
1-866-522-7188
bill.dunaway@intlfcstone.com